UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 21, 2015

RTI SURGICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida		32615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888 not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors

On October 21, 2015, Ned H. Villers, a partner in Water Street Healthcare Partners, resigned from the board of directors of RTI Surgical, Inc. (the “Company”) effective immediately, due to other commitments. Mr. Viller’s decision to resign was not based upon any disagreement with the Company on any matter relating to the Company’s operations, policies or practices as contemplated by Item 5.02(a) of Form 8-K.

Also on October 21, 2015, Dr. Roy D. Crowninshield announced that he would retire from the board of directors of the Company on December 2, 2015. Dr. Crowninshield’s decision to retire was not based upon any disagreement with the Company on any matter relating to the Company’s operations, policies or practices as contemplated by Item 5.02(a) of Form 8-K.

(d) Election of Directors

On October 21, 2015, Christopher R. Sweeney, a partner of Water Street Healthcare Partners (“Water Street”), was appointed to serve on the Company’s board of directors, effective immediately, as a designee of its preferred shareholder, Water Street. He will hold office until he is removed by action of the preferred shareholder or his earlier death, resignation, retirement or disqualification.

Mr. Sweeney has been employed by Water Street, a strategic investor focused exclusively on the healthcare industry, since 2005, initially as a principal and since 2010 as a partner. Prior to joining Water Street, Mr. Sweeney was employed in various capacities with Cleary & Oxford, a middle market healthcare investment firm from 1997-2005, ultimately serving as a principal. Mr. Sweeney holds a degree from Williams College.

Also on October 21, 2015, the Company appointed Thomas A. McEachin to the Company’s board of directors, effective December 3, 2015. He will be eligible for election at the 2016 annual meeting for a full term.

Mr. McEachin has been retired since 2012. Prior to his retirement, he served in executive capacities with Covidien Surgical Solutions, a division of Covidien plc, from 2008-2012, first as Vice President of Finance (2008-2011) and then as Vice President and Group Chief Financial Officer (2011-2012). Prior to joining Covidien, Mr. McEachin served United Technologies and its subsidiaries in various capacities during the period 1997-2008. He served as Vice President and Corporate Controller of Hamilton Sundstrand (2006-2008); Vice President and Chief Financial Officer of UTC Power (2003-2006); Director of Investor Relations (chief investor relations officer) of United Technologies (2001-2003); Vice President and Controller of Pratt & Whitney (1999-2001) and was head of Internal Audit of United Technologies (1997-1999). Prior to joining United Technologies, Mr. McEachin served in various executive capacities with Digital Equipment Corporation (1986-1997), and Xerox Corporation (1975-1986). Mr. McEachin holds a B.Sc. from New York University and an MBA from Stanford University.

Mr. Sweeney and Mr. McEachin will each participate in the Company’s 2015 director compensation arrangements applicable to non-employee directors (pro rated for the period of his service as a director), which includes an annual retainer of $40,000 and committee fees as applicable. In addition, Mr. McEachin will receive a a grant of restricted stock valued at $60,000 (pro rated for the period of his service as a director).

Other than the compensation from the Company set forth above, no arrangement or understanding exists between either Mr. Sweeney or Mr. McEachin and any other person pursuant to which such individuals were appointed as a director. In addition, there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which either Mr. Sweeney or Mr. McEachin has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On October 26, 2015, the Company issued a press release announcing the retirement of Dr. Crowninshield and the resignation of Mr. Villers and the appointments of Mr. Sweeney and Mr. McEachin. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information furnished pursuant to Item 7.01 of this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished:

99.1	Press Release issued by the Company dated October 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL, INC.

Date: October 26, 2015	By:	/s/ Robert P. Jordheim
	Name:	Robert P. Jordheim
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

RTI Surgical, Inc.

Form 8-K Current Report

Exhibit Number	Description of Document

99.1	Press Release issued by the Company dated October 26, 2015.